Exhibit 99.1

                                OWNERSHIP TABLE

                                  CIPORA LAVUT
                            (the "Reporting Person")


 The Reporting Person has sole voting and dispositive power with respect to the shares described herein unless otherwise indicated.

                                          NUMBER OF SHARES BENEFICIALLY OWNED
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                                                             Aggregate Number
                                                                of Shares
                                         Aggregate Number   Beneficially Owned
                                            of Shares        as Converted to
                                        Beneficially Owned    Common Stock
                                       ----------------------------------------


    Series A Convertible
 Redeemable Preferred Stock                         4,378              547,250
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    Series B Cumulative
 Convertible Preferred Stock (1) (3)              129,942           32,485,500
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 Warrants and Options to
  Purchase Common Stock      (1) (2) (3)       13,175,000           13,175,000
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        Common Stock                            2,917,304            2,917,304
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     TOTAL COMMON STOCK                               N/A           49,125,054
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Common Stock of Aura
Systems, Inc. Outstanding as
of September 14, 2004        (4)              452,865,398
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Percentage of Shares of
Common Stock Beneficially
Owned on a Fully Converted
Basis                                                9.84%
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Note 1 - Excludes convertible preferred stock and warrants covering an aggregate of 279,375 shares of common. These securities are potentially issuable pursuant to a real estate contract which has been signed but not closed.

Note 2 - Excludes options and warrants to purchase 7,773,500 shares of common stock because of restrictions on exercise imposed by the Settlement Agreement. These securities may not be exercised until (i) registration of the common stock into which the Series B Preferred Stock may be converted has been declared effective by the SEC or (ii) Aura shareholders have authorized an increase in the number of its common shares sufficient in number to allow for such exercise.

Note 3 - Excludes convertible preferred stock and warrants covering an aggregate of 584,063 shares of common potentially issuable to Allan Lavut, the husband of the Reporting Person. The Reporting Person disclaims beneficial ownership of these securties. These securities are potentially issuable pursuant to a real estate contract which has been signed but not closed

Note 4 - Includes 21,942,248 shares referenced as "committed" in the latest Aura financial statements which include the following: (i) 1,943,276 penalty shares in connection with the purchase of real estate, (ii) 8,151324 shares penalty shares to Aura Realty minority shareholders for failure to have an effective registration statement (iii) 5,639,600 shares issuable upon Aura's forced conversion of a convertible note and (iv) 6,208,048 shares issued upon settlement of litigation with the Aries Group.